Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

NUVELO MERGER SUB, INC.

Pursuant to Sections 241 and 245 of the

General Corporation Law of the State of Delaware

Nuvelo Merger Sub, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on March 16, 2004.

2. This Amended and Restated Certificate of Incorporation restates and integrates and further amends the provisions of the Certificate of Incorporation, and has been duly adopted pursuant to Sections 241 and 245 of the General Corporation Law of the State of Delaware.

3. The entire text of the Amended and Restated Certificate of Incorporation is as follows:

I.

The name of this corporation is Nuvelo, Inc. (the “Corporation”).

II.

The Corporation’s registered office in the State of Delaware is the Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of its registered agent at such address is The Corporation Trust Company.

III.

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

IV.

The total number of shares of all classes of stock this Corporation shall have authority to issue is 105,000,000, consisting of 100,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share. The Preferred Stock may be issued from time to time, in one or more series, each series to be appropriately designated by a distinguishing letter or title, prior to the issue of any shares thereof.

The Board of Directors of the Corporation is hereby authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions, if any), the redemption price or prices, the liquidation preferences, any other designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, and the number of shares constituting any such unissued series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

V.

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal Bylaws of the Corporation. Notwithstanding the foregoing, the Bylaws of the Corporation may be rescinded, altered, amended or repealed in any respect by the affirmative vote of the holders of at least 66  2/3% of the outstanding voting stock of the Corporation, voting together as a single class.

VI.

The Board of Directors of the Corporation shall have that number of directors set out in the Bylaws of the Corporation as adopted or as set from time to time by a duly adopted amendment thereto by the Directors or stockholders of the Corporation. The Board of Directors shall be divided into three classes, as nearly equal in number as possible. The initial classification of directors shall be determined in accordance with a resolution or resolutions adopted by the Board of Directors. The term of office of the first class shall expire at the first annual meeting of stockholders or any special meeting in lieu thereof following January 1, 2004, the term of office of the second class shall expire at the second annual meeting of stockholders or any special meeting in lieu thereof following January 1, 2004 and the term of office of the third class shall expire at the third annual meeting of stockholders or any special meeting in lieu thereof following January 1, 2004. At each annual meeting of stockholders or special meeting in lieu thereof following such initial classification, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of the stockholders or special meeting in lieu thereof after their election and until their successors are duly elected and qualified.

Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by a majority vote of the directors then in office even though less than a quorum, or by a sole remaining director, and not by the stockholders. In the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term or his or her prior death, retirement, removal or resignation and (b) the newly created or eliminated directorships resulting from such increase or decrease shall if reasonably possible be apportioned

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by the Board of Directors among the three classes of directors so as to ensure that no one class has more than one director more than any other class. In the event of a vacancy in the Board of Directors, the remaining directors, except as otherwise provided by law, may exercise the powers of the full Board of Directors until the vacancy is filled. Notwithstanding the foregoing, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

VII.

Elections of directors need not be by written ballot unless otherwise provided in the Bylaws of the Corporation.

VIII.

No action shall be taken by the stockholders except at a duly called annual or special meeting of stockholders. The stockholders may not take action by written consent.

Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or as otherwise set forth in the Bylaws of the Corporation.

An affirmative vote of the holders of shares representing a majority of the outstanding Common Stock shall be required to approve (a) the sale of U.S. Patent 5,202,231, or (b) exclusive license or assignment to a single person or entity, other than a wholly-owned subsidiary, which license or assignment has the same effect as a sale of all rights, title and interest in U.S. Patent 5,202,231.

IX.

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

To the fullest extent permitted by law, the Corporation may indemnify and advance indemnification expenses to any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he or she, his or her testator or intestate is or was a director, officer or employee of the Corporation or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation. The Corporation may, to the fullest extent permitted by law, purchase and maintain insurance on behalf of any such director or officer against any liability which may be asserted against him or her and may enter contracts providing for the indemnification of any such person to the fullest extent permitted by law.

Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the

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effect of this Article IX in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

X.

The Corporation is to have perpetual existence.

XI.

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any statutory provision) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws.

XII.

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, by an affirmative vote of the holders of a majority of the voting rights of all classes of stock entitled to vote, provided, however, that no amendment, alteration, change or repeal of any provision requiring the affirmative vote of the holders of more than a majority of the voting rights may be made unless approved by the affirmative vote of such greater number of holders. The affirmative vote of the holders of 66 2/3% of the voting rights is required to amend, repeal or adopt any provision inconsistent with the provisions of the Certificate of Incorporation relating to: (i) the requirement that all stockholder action be taken only at a duly called annual meeting or special meeting; (ii) the authority and power of the Board of Directors and the procedure required to amend the Corporation’s Bylaws; (iii) the percentage of the shares necessary to amend the Certificate of Incorporation; (iv) the elimination of Directors’ personal liability for monetary damages arising from their negligence and gross negligence; and (v) indemnification of Directors, officers and other persons.

* * *

I, THE UNDERSIGNED, being the sole incorporator of the Corporation, for the purpose of amending the Certificate of Incorporation filed by the undersigned with the Delaware Secretary of State on March 16, 2004 pursuant to the General Corporation Law of the State of Delaware, do make this certificate, herein declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 18th day of March, 2004.

/s/ Linda T. Kingsbury
LINDA T. KINGSBURY
Incorporator

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NUVELO, INC.

CERTIFICATE OF DESIGNATIONS

OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

SETTING FORTH

THE POWERS, PREFERENCES, RIGHTS, QUALIFICATIONS,

LIMITATIONS AND RESTRICTIONS OF

SUCH SERIES OF PREFERRED STOCK

Nuvelo, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, on March 19, 2004, adopted a resolution providing for the issuance of up to 100,000 shares of Series A Junior Participating Preferred Stock, par value $0.001 per share, with the following designations, preferences and relative, participating, optional or other rights and the qualifications, limitations and restrictions:

Series A Junior Participating Preferred Stock:

Section 1. Designation and Amount. The shares of such series shall be designated as Series A Junior Participating Preferred Stock (the “Series A Junior Preferred Stock”) and the authorized number of shares constituting the Series A Junior Preferred Stock shall be 100,000. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series A Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights, or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Junior Preferred Stock.

Section 2. Dividends and Distributions. (a) Subject to the rights of the holders of any shares of any series of Preferred Stock (or any similar stock) ranking prior and superior to the Series A Junior Preferred Stock with respect to dividends, the holders of shares of Series A Junior Preferred Stock, in preference to the holders of Common Stock, par value $0.001 per share (the “Common Stock”), of the Corporation, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of March, June, September and

December in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Preferred Stock. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event under clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Corporation shall declare a dividend or distribution on the Series A Junior Preferred Stock as provided in paragraph (a) of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of per share on the Series A Junior Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest Dividends paid on the shares of Series A Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series A Junior Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series A Junior Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the Stockholders of the Corporation. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, in each such case the number of votes per share to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein, in any other Certificate of Designations creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Series A Junior Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of Stockholders of the Corporation.

(c) Except as set forth herein, or as otherwise provided by law, holders of Series A Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions. (a) Whenever quarterly dividends or other dividends or distributions payable on the Series A Junior Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distribution, whether or not declared, on shares of Series A Junior Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Preferred Stock;

(ii) declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, except dividends paid ratably on the Series A Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding

up) to the Series A Junior Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Preferred Stock; or

(iv) redeem or purchase or otherwise acquire for consideration any shares of Series A Junior Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under subsection (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series A Junior Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock of the Corporation and may be reissued as part of a new series of Preferred Stock of the Corporation, subject to the conditions and restrictions on issuance set forth herein, in the Certificate of Incorporation, or in any other Certificate of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Preferred Stock shall have received $1,000 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Junior Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of share of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Preferred Stock, except distributions made ratably on the Series A Junior Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Series A Junior Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Series A Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each shares of Common Stock is changed or exchanged. In the event the Corporation shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision, combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

Section 8. No Redemption. The shares of Series A Junior Preferred Stock shall not be redeemable.

Section 9. Rank. The Series A Junior Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Corporation’s preferred stock, except to the extent that any such other series specifically provides that it shall rank on a parity with or junior to the Series A Junior Preferred Stock.

Section 10. Amendment. The Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series A Junior Preferred Stock, voting together as a single class.

[Signature Page Follows]

IN WITNESS WHEREOF, the above named officers, acting for and on behalf of Nuvelo, Inc. have hereunto subscribed their names on this 24th day of March, 2004.

NUVELO, INC.

By:	/s/ Ted W. Love
Name:	Ted W. Love
Title:	President

Attest:

By:	/s/ Peter S. Garcia
Name:	Peter S. Garcia
Title:	Secretary

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

NUVELO, INC.

NUVELO, INC., a corporation organized and existing under the General Corporation law of the State of Delaware does hereby certify:

ONE: The date of filing the original Certificate of Incorporation of this company with the Secretary of State of the State of Delaware was March 16, 2004 as amended and restated on March 18, 2004.

TWO: The Board of Directors of the Company, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Amended and Restated Certificate of Incorporation as follows:

Article IV shall be amended to add the following provisions in their entirety to the existing provisions of Article IV:

“Effective at 5:00 p.m. Eastern time, on the date of filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”), the shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding immediately prior to the Effective Time and the shares of Common Stock issued and held in the treasury of the Corporation immediately prior to the Effective Time shall be combined into a smaller number of shares such that each 20 shares of issued Common Stock immediately prior to the Effective Time are combined into one validly issued, fully paid and nonassessable share of Common Stock, par value $0.001 per share. Notwithstanding the immediately preceding sentence, no fractional shares shall be issued and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the combination, following the Effective Time (after taking into account all fractional shares of Common Stock otherwise issuable to such holder), shall be entitled to receive a cash payment equal to the fraction to which such holder would otherwise be entitled multiplied by the then fair value of the Common Stock as determined by the Board of Directors.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined (as well as the right to receive cash in lieu of fractional shares of Common Stock after the Effective Time), provided, however, that each person of record holding a certificate that represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time shall receive, upon surrender of such certificate, a new certificate evidencing and representing the number of whole shares of Common Stock after the Effective Time into which the shares of Common Stock formerly represented by such certificate shall have been combined.”

THREE: Thereafter, pursuant to a resolution by the Board of Directors of the Corporation, this Certificate of Amendment was submitted to the stockholders of the corporation for their consideration and was duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware at a special meeting of the stockholders.

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IN WITNESS WHEREOF, Nuvelo, Inc. has caused this CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION to be signed by its Chairman of the Board of Directors and Chief Executive Officer this 27th day of January, 2009.

NUVELO, INC.

By:	/s/ Ted W. Love, M.D.
Ted. W. Love, M.D.
Chairman of the Board of Directors and Chief Executive Officer

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CERTIFICATE OF OWNERSHIP AND MERGER

MERGING

ARCA MERGER, INC.

(a Delaware corporation)

WITH AND INTO

NUVELO, INC.

(a Delaware corporation)

(Pursuant to Section 253 of the General Corporation Law

of the State of Delaware)

Nuvelo, Inc., a Delaware corporation (the “Corporation”) does hereby certify:

FIRST: That the Corporation is incorporated pursuant to the General Corporation Law of the State of Delaware (the “Delaware Law”).

SECOND: That the Corporation owns all of the outstanding shares of each class of the outstanding capital stock of ARCA Merger, Inc., a Delaware corporation (the “Subsidiary”).

THIRD: That the Corporation, by the following resolutions of its Board of Directors (the “Board”) duly adopted by unanimous written consent on January 27, 2009, determined to merge Subsidiary with and into the Corporation pursuant to Section 253 of the Delaware Law:

WHEREAS, the Corporation owns all of the outstanding shares of each class of the outstanding capital stock of the Subsidiary; and

WHEREAS, the Board has determined that it is fair to, advisable and in the best interests of, the Corporation and its stockholders for the Subsidiary to be merged with and into the Corporation pursuant to Section 253 of the Delaware Law, with the Corporation surviving the merger and assuming all of the Subsidiary’s liabilities and obligations (the “Merger”); now, therefore, be it

RESOLVED, the Merger be, and it hereby is, authorized, approved and adopted in all respects;

FURTHER RESOLVED, that, in accordance with Section 103(d) of the Delaware Law, the Merger shall become effective upon the filing of the Certificate of Ownership and Merger with the Secretary of State of the State of Delaware;

FURTHER RESOLVED, that pursuant to Section 253(b) of the Delaware Law, the Board deems it advisable and in the best interest of the Corporation and its stockholders, and hereby approves, a change in the Corporation’s corporate name to “ARCA biopharma, Inc.”, such change to become effective upon the effectiveness of the Merger;

FURTHER RESOLVED, that the assumption by the Corporation of all of the Subsidiary’s liabilities and obligations of the Subsidiary be, and it hereby is, authorized, approved and adopted in all respects;

FURTHER RESOLVED, that by virtue of the Merger and without any action on the part of the holder thereof, each then outstanding share of common stock of the Subsidiary shall be canceled and no consideration shall be issued in respect thereof; and

FURTHER RESOLVED, that the President or any Vice President of the Corporation be, and is hereby, authorized to make, execute and acknowledge a Certificate of Ownership and Merger setting forth a copy of the resolution to merge said Subsidiary with and into the Corporation, to effect the name change above and to assume the Subsidiary’s liabilities and obligations and the date of adoption thereof and to file the same in the office of the Secretary of State of Delaware, and to do all acts and things whatsoever, whether within or without the State of Delaware, which may be in any way necessary or appropriate to effect said Merger.

FOURTH: Pursuant to Section 253(b) of the Delaware Law, upon the effectiveness of the Merger, the Corporation, as the surviving corporation in the Merger, will change its corporate name to “ARCA biopharma, Inc.”

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Ownership and Merger to be signed by an authorized officer this 27 day of January, 2009.

NUVELO, INC.

By:	/s/ Christopher Ozeroff
Name:	Christopher Ozeroff
Title:	Executive Vice President of Business Development and General Counsel